Exhibit 99.1

CONTACT:	Investor Relations (214) 874-2339	FOR IMMEDIATE RELEASE

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2011 RESULTS

Second Quarter 2011 Highlights

•	Earnings increased to $42.5 million or $0.48 per diluted common share

•	Total financing spreads increased 8 basis points to average 1.70%

•	Book value increased $0.31 to $12.46 per common share

•	Raised $83 million in new equity capital

•	Increased investment portfolio by $996 million to $11.42 billion

•	Increased portfolio leverage to 8.05 times long-term investment capital

DALLAS – July 27, 2011 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $42,541,000 or $0.48 per diluted common share for the quarter ended June 30, 2011. This compares to net income of $34,692,000 or $0.41 per diluted common share for the quarter ended March 31, 2011. The Company paid a second quarter 2011 dividend of $0.48 per common share on July 20, 2011.

Second Quarter Earnings and Related Discussion

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. For the quarter ended June 30, 2011, the Company reported a 22% increase in net interest margins on interest-earning assets to $47,300,000 from $38,741,000 for the quarter ended March 31, 2011. Net interest margins benefited from higher average portfolio balances as a result of portfolio growth, as well as lower borrowing rates. Total financing spreads averaged 1.70% during the second quarter of 2011, an increase of 8 basis points over spreads reported for the first quarter of 2011.

Yields on the Company’s interest-earning assets averaged 2.34% during the second quarter of 2011, an increase of 3 basis points from yields reported for the first quarter of 2011. The increase reflects the positive effect of higher yielding acquisitions which more than offset lower coupon interest rates on a portion of the mortgage loans underlying the Company’s current-reset ARM securities that reset to more current rates. Portfolio runoff averaged 17.1% on an annualized basis during the second quarter (a constant prepayment rate, or CPR of 14.6%) compared to 19.9% (a 17.4% CPR) during the first quarter of 2011.

Interest rates on all interest-bearing liabilities, including the Company’s long-term unsecured borrowings, averaged 0.64% during the second quarter of 2011, a decrease of 5 basis points from average rates incurred during the first quarter of 2011. The decline reflects the benefits of lower 30- to 90-day rates on borrowings under repurchase arrangements as well as lower rates on currently-paying interest rate swap agreements over rates incurred during the first quarter of 2011. The Company’s repurchase arrangements and similar borrowings at June 30, 2011 totaled $10.44 billion consisting primarily of 30-day borrowings with 24 counterparties and rates averaging 0.24%, before consideration of interest rate swap agreements held for hedging purposes. At June 30, 2011 currently-paying swap positions held by the Company required paying fixed rates of interest averaging 1.02% on notional amounts totaling $4.10 billion with average remaining interest-payment terms of 12 months. Additionally, during the second quarter the Company entered into forward-starting swap agreements with notional amounts totaling $800 million that will begin requiring interest payments at fixed rates averaging 0.82% in August through November 2011 and will expire in August through November 2013. Variable payments based on one- and three-month London Interbank Offered Rate (LIBOR) received by the Company under interest rate swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

During the second quarter of 2011 the Company’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts) increased by $102 million to $1.30 billion, primarily as a result of issuing $83 million in new common equity capital together with a net increase in portfolio and swap position valuations. The Company acquired $1.40 billion (principal amount) of agency-guaranteed ARM securities during the second quarter contributing to a 10% increase in the portfolio to $11.42 billion. As a result, portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) increased to 8.05 to one at June 30, 2011 from 7.91 to one at March 31, 2011. The following table illustrates the progression of the Company’s portfolio of mortgage securities and similar investments for the quarter and six months ended June 30, 2011 (in thousands):

	Quarter Ended June 30, 2011	Six Months Ended June 30, 2011
Mortgage securities and similar investments, beginning of period	$10,428,003	$8,515,691
Increase in unrealized gains on securities classified as available-for-sale	29,439	30,447
Portfolio acquisitions (principal amount) at average purchased yields of 2.72% and 2.80%	1,402,582	3,711,443
Investment premiums on acquisitions	56,296	146,610
Portfolio runoff (principal amount)	(476,640)	(951,679)
Investment premium amortization	(15,519)	(28,351)

Mortgage securities and similar investments, end of period	$11,424,161	$11,424,161

Average mortgage securities and similar investments outstanding during the indicated periods	$10,601,719	$9,802,264

Common and Perpetual Preferred Equity Issuances

During the second quarter of 2011 Capstead raised $83 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 6.3 million common shares at an average price of $13.16 per share, after expenses, through the Company’s at-the-market, continuous offering program. Year-to-date the Company has raised $143 million by issuing 10.9 million common shares at an average net price of $13.07 per share under this program. Additionally, in June the Company began issuing new Series B perpetual preferred shares under this program, raising $661,000 in new preferred equity capital through the issuance of 45,700 Series B preferred shares at an average price of $14.47 per share, after expenses. Subsequent to quarter-end and through the date of this press release, the Company used this program to issue an additional $42 million in common and perpetual preferred equity capital through the issuance of 3.1 million common shares at an average issue price of $13.27, after expenses, and 83,000 Series B preferred shares at an average issue price of $14.55, after expenses. The Company may raise additional capital in future periods using this program subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.

Book Value per Common Share

Nearly all of Capstead’s mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates, and for mortgage securities, the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios that contain a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of book value per common share outstanding (calculated assuming liquidation preferences for the Series A and B preferred stock) for the quarter and six months ended June 30, 2011:

	Quarter Ended June 30, 2011	Six Months Ended June 30, 2011
Book value per common share, beginning of period	$12.15	$12.02
Accretion from capital transactions	0.08	0.15
Dividend distributions in excess of earnings	(0.02)	(0.03)
Increase in fair value of mortgage securities classified as available-for-sale	0.36	0.37
Decrease in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	(0.09)	(0.05)
Unsecured borrowings	(0.02)	—

Book value per common share, end of period	$12.46	$12.46

Increase in book value per common share during the indicated periods	$0.31	$0.44

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Market conditions remain favorable for investing in agency-guaranteed residential ARM securities on a leveraged basis, with attractive risk-adjusted returns achievable in today’s stable financing environment. After having largely completed the re-leveraging of our investment capital by the end of the first quarter, we increased our portfolio leverage only modestly during the second quarter from 7.91 to 8.05 times our long-term investment capital while raising an additional $83 million in new common equity capital under our continuous offering program. Additionally, we raised a modest amount of new perpetual preferred equity capital under this program this quarter. Together, these capital raises added approximately $0.08 to our book value per common share during the quarter.

“In our view, borrowing at current levels represents an appropriate and prudent use of leverage for an agency-guaranteed mortgage securities portfolio in today’s market conditions, particularly for a portfolio consisting almost entirely of short-duration ARM securities. Provided capital can continue to be deployed at attractive levels and financing conditions remain favorable, we anticipate maintaining our portfolio leverage near current levels in future quarters and may continue augmenting our existing capital base through our continuous offering program, focusing on transactions that are accretive to our existing common stockholders.

“Mortgage prepayments remained at favorable levels during the second quarter for our portfolio of primarily well-seasoned ARM securities. Additionally, our borrowing rates have never been lower, benefiting our results for the quarter. Looking forward, we anticipate that prepayment rates on newer origination securities may trend higher in the third quarter as a result of the recent decline in mortgage interest rates, while prepays on more seasoned securities should continue to be suppressed by low housing prices and credit problems being experienced by many of these borrowers. Recognizing that most of our portfolio is composed of current-reset ARM securities and the likelihood the current interest rate environment will persist for some time, we anticipate portfolio yields will continue trending lower in 2011 as coupon interest rates on the mortgage loans underlying these securities reset to lower rates. If this proves to be correct, we would also expect borrowing rates to remain low and our overall hedging costs to improve providing some offset to declining portfolio yields.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 28, 2011 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 407-8033 in the U.S. and Canada or (201) 689-8033 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through August 28, 2011 by dialing toll free (877) 660-6853 in the U.S. and Canada or (201) 612-7415 for international callers and entering account number 286 and conference ID 375546.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting the GSEs and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of GSE or Ginnie Mae securities; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets
Mortgage securities and similar investments ($10.96 billion and $8.22 billion pledged under repurchase arrangements at June 30, 2011 and December 31, 2010, respectively)	$11,424,161	$8,515,691
Cash collateral receivable from interest rate swap counterparties	33,327	35,289
Interest rate swap agreements at fair value	9,356	9,597
Cash and cash equivalents	258,377	359,590
Receivables and other assets	91,404	76,078
Investments in unconsolidated affiliates	3,117	3,117

	$11,819,742	$8,999,362

Liabilities
Repurchase arrangements and similar borrowings	$10,437,387	$7,792,743
Cash collateral payable to interest rate swap counterparties	600	9,024
Interest rate swap agreements at fair value	19,962	16,337
Unsecured borrowings	103,095	103,095
Common stock dividend payable	39,132	27,401
Accounts payable and accrued expenses	22,669	23,337

	10,622,845	7,971,937

Stockholders’ equity
Preferred stock – $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 187 shares issued and outstanding at June 30, 2011 and December 31, 2010 ($3,072 aggregate liquidation preference)	2,618	2,620
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,865 and 15,819 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively ($180,543 aggregate liquidation preference)	177,364	176,703
Common stock – $0.01 par value; 250,000 shares authorized: 81,311 and 70,259 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	813	703
Paid-in capital	1,170,620	1,028,382
Accumulated deficit	(354,883)	(354,883)
Accumulated other comprehensive income	200,365	173,900

	1,196,897	1,027,425

	$11,819,742	$8,999,362

Long-term investment capital (Stockholders’ equity and Unsecured borrowings, net of investments in related unconsolidated affiliates) (unaudited)	$1,296,875	$1,127,403
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.05:1	6.91:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$12.46	$12.02

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Interest income:
Mortgage securities and similar investments	$63,136	$47,634	$116,277	$107,784
Other	58	135	171	227

	63,194	47,769	116,448	108,011

Interest expense:
Repurchase arrangements and similar borrowings	(13,706)	(11,146)	(26,028)	(24,514)
Unsecured borrowings	(2,187)	(2,187)	(4,374)	(4,374)
Other	(1)	—	(5)	—

	(15,894)	(13,333)	(30,407)	(28,888)

	47,300	34,436	86,041	79,123

Other revenue (expense):
Miscellaneous other revenue (expense)	(599)	(98)	(817)	(303)
Incentive compensation	(1,487)	(1,330)	(2,720)	(2,745)
Salaries and benefits	(1,672)	(1,463)	(3,373)	(3,106)
Other general and administrative expense	(1,066)	(1,851)	(2,028)	(2,903)

	(4,824)	(4,742)	(8,938)	(9,057)

Income before equity in earnings of unconsolidated affiliates	42,476	29,694	77,103	70,066
Equity in earnings of unconsolidated affiliates	65	65	130	130

Net income	$42,541	$29,759	$77,233	$70,196

Net income available to common stockholders:
Net income	$42,541	$29,759	$77,233	$70,196
Less cash dividends paid on preferred shares	(5,060)	(5,059)	(10,118)	(10,117)

	$37,481	$24,700	$67,115	$60,079

Net income per common share:
Basic	$0.48	$0.35	$0.90	$0.86
Diluted	0.48	0.35	0.90	0.86

Weighted average common shares outstanding:
Basic	77,171	69,734	74,193	69,364
Diluted	77,560	70,072	74,575	69,716

Cash dividends declared per share:
Common	$0.480	$0.360	$0.890	$0.860
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	June 30, 2011					December 31, 2010
	Principal Balance	Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Mortgage securities classified as available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$8,019,086	$194,967	$8,214,053	$8,393,495	$179,442	$155,186
Longer-to-reset ARMs	1,686,153	56,638	1,742,791	1,760,669	17,878	17,407
Fixed-rate	140	—	140	151	11	14
Ginnie Mae:
Current-reset ARMs	510,872	7,934	518,806	526,876	8,070	7,633
Longer-to-reset ARMs	695,386	25,015	720,401	725,821	5,420	134

	$10,911,637	$284,554	$11,196,191	$11,407,012	$210,821	$180,374

Interest rate swap positions (c)			$5,000,000	$(10,606)	$(10,456)	$(6,474)

(a)	Unrealized gains and losses on mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Mortgage securities classified as held-to-maturity with a cost basis of $8 million and unsecuritized investments in residential mortgage loans with a cost basis of $9 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 10 of this release for further information).
(c)	To help mitigate exposure to higher short-term interest rates, Capstead uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms (or longer-term committed borrowings, if available at attractive rates and terms. Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of June 30, 2011, these swap positions had the following characteristics (in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Contracts hedging short-term interest rates:
Currently-paying contracts:
Third quarter 2011	$400,000	1.33%	$(793)	$(773)
Fourth quarter 2011	900,000	1.15	(2,821)	(2,816)
First quarter 2012	800,000	1.10	(3,798)	(3,793)
Third quarter 2012	200,000	0.83	(993)	(986)
First quarter 2013	1,100,000	0.81	(5,744)	(5,685)
Second quarter 2013	700,000	0.96	(4,936)	(4,876)

	4,100,000	1.02	(19,085)	(18,929)
Forward-starting contracts:
Third quarter 2013	300,000	0.87	(824)	(818)
Fourth quarter 2013	500,000	0.78	498	486

	$4,900,000		$(19,411)	$(19,261)

Forward-starting contracts hedging borrowing rates on long-term unsecured borrowings:
2035 and 2036	$100,000	4.09	$8,805	$8,805

After consideration of related swap positions, the Company’s mortgage investments portfolio and related borrowings under repurchase arrangements had durations of approximately 10 1/4 and 7 months, respectively, for a net duration gap of approximately 3 1/4 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

YIELD/COST ANALYSIS

(dollars in thousands, unaudited))

	2nd Quarter 2011 Average (a)			1st Quarter 2011 Average (a)
	Basis	Yield/Cost	Runoff	Basis	Yield/Cost	Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$4,549	6.49%	26.5%	$4,890	6.68%	8.9%
ARMs	9,479,889	2.36	17.4	8,293,715	2.34	20.5
Ginnie Mae ARMs	1,104,040	2.54	13.4	681,375	2.59	11.8

	10,588,478	2.38	17.1	8,979,980	2.36	19.9

Unsecuritized residential mortgage loans:
Fixed-rate	3,375	6.50	5.1	3,433	5.89	6.7
ARMs	6,482	3.98	26.1	7,036	3.36	21.2

	9,857	4.84	20.8	10,469	4.19	17.2
Collateral for structured financings	3,384	7.88	10.2	3,477	7.65	3.3

	10,601,719	2.38	17.1	8,993,926	2.36	19.9
Other interest-earning assets (b)	196,281	0.12		235,864	0.19

	10,798,000	2.34		9,229,790	2.31

Secured borrowings based on:
30-day to 90-day interest rates, as adjusted for hedging transactions	9,798,257	0.55		8,304,926	0.59
Structured financings	3,384	7.88		3,477	7.65

	9,801,641	0.55		8,308,403	0.59
Other interest-paying liabilities (b)	3,482	0.10		10,344	0.16
Unsecured borrowings (c)	103,095	8.49		103,095	8.49

	9,908,218	0.64		8,421,842	0.69

Capital employed/total financing spread	$889,782	1.70		$807,948	1.62

(a)	Basis represents the Company’s average investment before unrealized gains and losses. Average asset yields, runoff rates, borrowing rates and resulting financing spreads are presented on an annualized basis.
(b)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of cash collateral payable to interest rate swap counterparties.
(c)	Unsecured borrowings consist of junior subordinated notes with original terms of 30 years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3 million of the trusts’ common securities to Capstead and to privately place $100 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2011)

(dollars in thousands, unaudited))

ARM Type (a)	Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,977,489	2.66%	2.22%	1.70%	3.35%	10.17%	5.1
Freddie Mac Agency Securities	2,236,564	3.61	2.36	1.84	2.90	10.69	7.9
Ginnie Mae Agency Securities	518,806	2.69	1.71	1.52	1.00	9.79	5.3
Residential mortgage loans	6,141	3.49	2.34	2.05	1.53	10.99	5.5

	8,739,000	2.90	2.23	1.73	3.10	10.27	5.8

Longer-to-reset ARMs:
Fannie Mae Agency Securities	1,214,919	3.49	2.49	1.76	4.50	8.65	45.2
Freddie Mac Agency Securities	527,872	3.74	2.58	1.87	4.61	8.87	46.4
Ginnie Mae Agency Securities	720,401	3.58	1.72	1.51	1.04	8.62	40.5

	2,463,192	3.57	2.29	1.71	3.51	8.69	44.1

	$11,202,192	3.05	2.24	1.72	3.19	9.92	14.2

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of June 30, 2011, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 102.61. This table excludes $4 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $3 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is presented net of servicing and other fees and represents the cash yield inherent in the portfolio as of the indicated date before amortization of investment premiums. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average Net Margins represents the weighted average level over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps. For presentation purposes, Average Periodic Caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 72% of current-reset ARMs were subject to periodic caps averaging 1.86%; 11% were subject to initial caps averaging 4.82%; and 17% were subject to lifetime caps, less the current net WAC, averaging 7.30%. All longer-to-reset ARM securities at June 30, 2011 were subject to initial caps.